Exhibit 10.1

Execution Version

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into on the 31st day of May, 2011 (the "Effective Date") by and between FSP PHOENIX TOWER LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), and PERMIAN MUD SERVICE, INC., a Texas corporation ("Tenant").

WITNESSETH:

WHEREAS, Peak Phoenix Tower, L.P., a Texas limited partnership ("Original Landlord"), and Tenant entered into that certain Lease Agreement dated as of April 28, 2005 (the "Original Lease") with respect to the lease of approximately 51,582 square feet of Net Rentable Area on Levels 27 and 28 (the "Original Leased Premises") in the office building known as Phoenix Tower in Houston, Texas (the "Building");

WHEREAS, Landlord is the successor in interest to Original Landlord; and

WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease Agreement dated as of October 16, 2007 (the "First Amendment; the Original Lease, as amended by the First Amendment, is herein called the "Lease"), wherein the Original Leased Premises were expanded to include an additional 26,072 square feet of Net Rentable Area on Level 25 of the Building, for a total of 77,654 square feet of Net Rentable Area (the Original Leased Premises, as expanded, are herein called the "Leased Premises")

WHEREAS, Landlord and Tenant now desire to amend the Lease to expand the Leased Premises and to modify certain other provisions of the Lease as set forth herein but not otherwise.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant, intending to be and being legally bound, do hereby agree as follows:

1.      Defined Terms. All capitalized terms used herein and not defined herein shall have the meaning set forth in the Lease.

2.      Expansion of Leased Premises.

(a)      Commencing on the Level 31 Expansion Date (defined below), the Leased Premises shall be automatically expanded to include approximately seven thousand three hundred ninety-six (7,396) square feet of Net Rentable Area on Level 31 of the Building, as shown on Exhibit A-1 attached hereto and made a part hereof (the "Level 31 Expansion Space").

(b)      Commencing on the Level 29 Expansion Date (defined below), the Leased Premises shall be automatically expanded to include approximately nine thousand seven hundred forty-eight (9,748) square feet of Net Rentable Area on Level 29 of the Building, as shown on Exhibit A-2 attached hereto and made a part hereof (the "Level 29 Expansion Space"). The Level 29 Expansion Space, together with the Level 31 Expansion Space, are herein referred to individually as an "Expansion Space" and collectively as the "Expansion Premises".

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(c)      Upon the later to occur of the Level 31 Expansion Date and the Level 29 Expansion Date, the Leased Premises shall contain a total of ninety-four thousand seven hundred ninety-eight (94,798) square feet of Net Rentable Area. For the purposes of this Amendment, the term "Existing Premises" shall mean the Leased Premises excluding the Expansion Premises.

(d)      The Expansion Premises shall be added to and become part of the Leased Premises for all purposes of the Lease without any further action on behalf of Landlord or Tenant and shall be subject to all of the terms and conditions of the Lease applicable to the Leased Premises, including without limitation, Tenant's obligation to pay Base Rental, Tenant's Basic Cost and Tenant's Basic Cost Adjustment in accordance with Article 3 of the Lease, as amended by Paragraph 4 of the First Amendment.

3.      Lease Term for Expansion Space.

(a)      The lease term for the Level 31 Expansion Space (the "Level 31 Expansion Term") shall commence upon the Level 31 Expansion Date and shall expire on February 28, 2018 (the "Expiration Date"), which is the date upon which the Lease expires as to the remainder of the Leased Premises pursuant to Paragraph 2 of First Amendment. As used herein, the "Level 31 Expansion Date" shall be the later to occur of (i) the date upon which Substantial Completion (as defined in the Work Letter [defined below]) of the Level 31 Tenant Improvements (defined below) is achieved and (ii) August 1, 2011; provided, however, that Substantial Completion of the Level 31 Tenant Improvements will be subject to adjustment as set forth in the Work Letter.

(b)      The lease term for the Level 29 Expansion Space (the "Level 29 Expansion Term") shall commence upon the Level 29 Expansion Date and shall expire on the Expiration Date. The Level 29 Expansion Term, together with the Level 31 Expansion Term, are herein referred to individually as an "Expansion Term" and collectively as the "Expansion Terms". As used herein, the "Level 29 Expansion Date" shall be the later to occur of (i) the date upon which Substantial Completion of the Level 29 Tenant Improvements (defined below) is achieved and (ii) October 1, 2011; provided, however, that Substantial Completion of the Level 31 Tenant Improvements will be subject to adjustment as set forth in the Work Letter. The Level 29 Expansion Date, together with the Level 31 Expansion Date, are herein referred to individually as an "Expansion Date" and collectively as the "Expansion Dates".

4.      Rent.

(a)      Commencing on the Level 31 Expansion Date and continuing for the duration of the Level 31 Expansion Term, Tenant shall pay as the base rental (the "Level 31 Expansion Base Rental") for the lease and use of the Level 31 Expansion Premises, a monthly amount equal to the one-twelfth (1/12) of the product of (x) the annual base rental rate identified below for the applicable period set forth below multiplied by (y) the number of square feet of Net Rentable Area comprising the Level 31 Expansion Space.

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Period	Level 31 Expansion Base Rental Rate
Lease Months 1 through 57	$15.00
Lease Month 58 through the Expiration Date	$17.00

(b)      Commencing on the Level 29 Expansion Date and continuing for the duration of the Level 29 Expansion Term, Tenant shall pay as the base rental (the "Level 29 Expansion Base Rental") for the lease and use of the Level 29 Expansion Premises, a monthly amount equal to the one-twelfth (1/12) of the product of (x) the base rate set forth below multiplied by (y) the number of square feet of Net Rentable Area comprising the Level 29 Expansion Space. The Level 29 Expansion Base Rental, together with the Level 31 Expansion Base Rental, are herein referred to individually as an "Expansion Base Rental" and collectively as the "Expansion Base Rentals".

Period	Level 29 Expansion Base Rental Rate
Lease Months 1 through 55	$15.00
Lease Month 56 through the Expiration Date	$17.00

(c)      In addition to the Expansion Base Rentals, as of the applicable Expansion Dates, the applicable Expansion Space shall be added to the Leased Premises for the purposes of determining Tenant's Percentage Share of Estimated Basic Costs and Tenant's Basic Cost Adjustment and Tenant shall be obligated to pay Tenant's Basic Cost and Tenant's Basic Cost Adjustment with respect to the applicable Expansion Space in accordance with the provisions of the Lease. Notwithstanding the foregoing, Tenant shall continue to pay all Rent due under the Lease with respect to the Existing Premises, including without limitation, Base Rental, Tenant's Basic Cost, Tenant's Basic Cost Adjustment and Parking Rental, in accordance with the provisions of the Lease.

(d)      Notwithstanding anything to the contrary contained in this Amendment, provided an Event of Default has not occurred under the Lease, Expansion Base Rental, Tenant's Basic Cost and Tenant's Basic Cost Adjustment shall abate for (i) the Level 31 Expansion Space from the Level 31 Expansion Date through and until the last day of the fourth (4th) Lease Month (as defined below) of the Level 31 Expansion Term and (ii) the Level 29 Expansion Space from the Level 29 Expansion Date through and until the last day of the fourth (4th) Lease Month (as defined below) of the Level 29 Expansion Term. Commencing on the first (1st) day of the fifth (5th) Lease Month of the applicable Expansion Term (or any other earlier date upon which an Event of Default exists), such abatement shall cease and Tenant shall thereupon commence paying to Landlord the full amount of Expansion Base Rental and Tenant's Basic Cost for the applicable Expansion Space without regard to the first sentence of this subsection (e). Notwithstanding the foregoing, Tenant shall be obligated to pay Parking Rental in accordance with the provisions of Section 6.15 of the Lease, as amended by Paragraph 7 below, during any such period of rental abatement.

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(e)      If the applicable Expansion Date is other than the first day of a calendar month, then the installments of the applicable Expansion Base Rental and Base Rental Adjustment payable with respect to the applicable Expansion Space for such month shall be prorated and the installment or installments so prorated shall be paid in advance. Said installments for such prorated month or months shall be calculated by multiplying the equal monthly installment by a fraction, the numerator of which shall be the number of days of the applicable Expansion Term occurring during said commencement month and the denominator of which shall be the number of days in said month. If the applicable Expansion Date is other than the first day of a calendar year, the Base Rental Adjustment with respect to the applicable Expansion Space shall be prorated for such commencement year by multiplying the Base Rental Adjustment by a fraction, the numerator of which shall be the number of days of such Expansion Term occurring during the commencement year and the denominator of which shall be the number of days in said year.

(f)      As used herein, the term (i) "Lease Month" means each of the twelve (12) one-month periods during a Lease Year with the first (1st) Lease Month commencing on the applicable Expansion Date and expiring on the day immediately preceding the same day of the next calendar month and with each subsequent Lease Month commencing upon the expiration of the prior Lease Month and expiring on the day immediately preceding the same day of the next calendar month and (ii) "Lease Year" means a period of one (1) year, with the first (1st) Lease Year commencing on the applicable Expansion Date and expiring on the day immediately preceding the first (1st) anniversary of the Expansion Date and with each subsequent Lease Year commencing upon the expiration of the prior Lease Year.

5.      Condition of Expansion Space and Tenant Improvements. Tenant has made a complete examination and inspection of the Expansion Premises and Existing Premises and accepts the same in their current condition, as-is condition, without recourse to Landlord, and Landlord shall have no obligation to complete any improvements to the Expansion Premises or Existing Premises or to provide any allowances with respect thereto, except as provided in Paragraph 6 below. ADDITIONALLY, LANDLORD SHALL MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASEHOLD IMPROVEMENTS IN THE Expansion PREMISES AND EXISTING PREMISES. ALL IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.

6.      Second Amendment Tenant Improvements. Tenant shall be permitted to make alterations, physical additions, or improvements in or to the Expansion Premises and the Existing Premises in accordance with the terms and conditions of this Paragraph 6. Any alterations, physical additions, or improvements in or to the (i) Level 31 Expansion Space shall be referred to herein as the "Level 31 Tenant Improvements" and (ii) Level 29 Expansion Space shall be referred to herein as the "Level 29 Tenant Improvements". The Level 29 Tenant Improvements, together with the Level 31 Tenant Improvements, and any alterations, physical additions, or improvements in or to the Existing Premises are herein referred to collectively as the "Second Amendment Tenant Improvements". The construction and completion of the Second Amendment Tenant Improvements and Landlord's provision of a tenant improvement allowances in connection therewith shall be governed by the terms and conditions of (a) Exhibit B-1 attached hereto (the "Work Letter") and (b) Exhibits B-2, B-3 and Schedule 1 attached to the First Amendment.

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7.      Parking.

(a)      Commencing on the earlier to occur of the Level 31 Expansion Date or the Level 29 Expansion Date (the "First Expansion Date"), Section 6.15(a) of the Lease, as amended by Paragraph 5 of the First Amendment, shall be amended to provide that in addition to the Parking Permits provided therein, Landlord shall provide, and Tenant shall pay for and lease, permits to park up to forty-eight (48) vehicles in the Garage on an unassigned basis (the "Second Amendment Unassigned Permits"). Prior to the First Expansion Date, Tenant shall notify Landlord in writing of the number of Second Amendment Unassigned Permits to which Tenant is entitled hereunder that Tenant intends to pay for and lease. If Tenant does not lease all of the Second Amendment Unassigned Permits to which Tenant is entitled hereunder on the First Expansion Date, then thereafter Tenant shall have the right to request in writing that Landlord lease to Tenant those Second Amendment Unassigned Permits to which Tenant is entitled under this Paragraph 7(a), but which Tenant had previously elected not to lease prior to the First Expansion Date provided (i) in no event shall Tenant be entitled to lease more than the number of Second Amendment Unassigned Permits to which Tenant is entitled under this Paragraph 7(a), and (ii) Landlord shall have thirty (30) days following receipt of Tenant's written notice to provide such Second Amendment Unassigned Permits to Tenant. The Second Amendment Unassigned Permits shall be considered Unassigned Permits for all purposes under the Lease, including without limitation, Tenant's obligation to pay Parking Rental therefor in accordance with Section 6.15(b) of the Lease, as amended by Paragraph 5 of the First Amendment and subparagraph (c) below.

(b)      Notwithstanding anything to the contrary in the Lease or this Amendment, Landlord shall have the right to relocate up to seven (7) of the Second Amendment Unassigned Permits leased pursuant to subparagraph (a) above to the parking garage located on Buffalo Speedway (the "Buffalo Speedway Garage") upon thirty (30) days written notice to Tenant, and the Parking Rental for such relocated Second Amendment Unassigned Permits shall be the then prevailing market rate (as may be determined by Landlord from time to time in its sole discretion) for unassigned permits in comparable garages in metropolitan Houston, Texas. As of the Effective Date, all references in the First Amendment to "Camden Garage" shall be deleted and references to "Buffalo Speedway Garage" substituted therefor.

(c)      Notwithstanding anything to the contrary in the Lease or this Amendment, commencing on the First Expansion Date and continuing through and until July 31, 2015, Tenant shall pay as Parking Rental for the Second Amendment Unassigned Permits only the sum of $24.03 per month (plus any applicable sales tax) for each of the Second Amendment Unassigned Permits to be issued by Landlord as herein provided. Commencing on August 1, 2015, the Parking Rental for such Second Amendment Unassigned Permits shall be at the prevailing market rate as set forth in the first sentence of Section 6.15(b), as amended by Paragraph 5 of the First Amendment.

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8.      Exclusive Use. As of the Effective Date, Section 6.23 of and Exhibit F to the Lease shall be deleted in their entirety and shall be of no further force and effect.

9.      Brokerage Commissions. Tenant represents to Landlord that it has dealt with no brokers or intermediaries entitled to any compensation in connection with this Amendment except Newmark Knight Frank, representing Tenant ("Tenant's Broker"), and Hines Interests Limited Partnership, representing Landlord ("Landlord's Broker"). Landlord will pay the fees of such brokers under separate agreements between Landlord and such brokers; provided, however, that Tenant’s Broker has agreed it shall be paid any such fee or commission resulting from this Amendment pursuant to a separate agreement between Landlord and Tenant’s Broker. Tenant agrees to indemnify, defend, and hold harmless Landlord from and against any claims and expenses (including reasonable attorneys' fees) incurred as a result of any broker, agent or third party claiming by, through or under Tenant except claims of the above specified brokers under their agreements with Landlord.

10.      Full Force and Effect. In the event any of the terms of the Lease conflict with the terms of this Amendment, the terms of this Amendment shall control. Except as amended hereby, all terms and conditions of the Lease shall remain in full force and effect, and Landlord and Tenant hereby ratify and confirm the Lease as amended hereby. The Lease, as amended herein, constitutes the entire agreement between the parties hereto and no further modification of the Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant. All references in the Lease to "this Lease" shall refer to the Lease as amended hereby.

11.      Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

[END OF PAGE; SIGNATURE PAGE FOLLOWS.]

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EXECUTED as of the Effective Date set forth above.

LANDLORD:

FSP Phoenix Tower Limited Partnership,

a Texas limited partnership

By:       FSP Property Management LLC,

a Massachusetts limited liability company,

its asset manager

By:       /s/ Leo H. Daley, Jr.

Leo H. Daley, Jr.

Its: Vice President--Regional Director

TENANT:

PERMIAN MUD SERVICE, INC.,

a Texas corporation

By:      /s/ Steven J. Lindley

Name: Steven J. Lindley

Title:    President

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EXHIBIT A-1

LEVEL 31 EXPANSION SPACE

A-1-1

## Level 31
## 21,120 RSF

DN
UP
DN
UP
7,396 NRA
Vacant

PHOENIX TOWER

3200 Southwest Freeway
Houston, TX 77027

EXHIBIT A-2

LEVEL 29 EXPANSION SPACE

A-2-1

Level 29
26,071 RSF

9,748 NRA
Vacant
DN
UP

3200 Southwest Freeway
Houston, TX 77027

PHOENIX TOWER

EXHIBIT B-1

TENANT IMPROVEMENTS WORK SCHEDULE

The provisions of this Exhibit B-1 shall apply to any and all alterations or physical additions to the Leased Premises (including the Expansion Premises and the Existing Premises). All alterations and physical additions to the Leased Premises (including the Expansion Premises and the Existing Premises) shall be done at Tenant's sole cost and expense, except as specifically provided in Article III of this Exhibit B-1. The Second Amendment Tenant Improvements must include the Building Standard Improvements. "Building Standard" shall mean such materials and improvements as are currently being used by Landlord in the base Building and the Building Standard Improvements (as defined in Exhibit B-2 attached to the First Amendment), or materials of comparable quality as may be substituted therefor by Landlord. Capitalized terms used herein that are not defined herein shall have the same meaning given to such terms in the Lease, as amended by this Amendment.

Article I

Landlord and Tenant Pre-Construction Obligations

1.	Tenant Space Plan. If Tenant desires to undertake any Second Amendment Tenant Improvements, Tenant will deliver to Landlord a detailed space plan containing the information described in Article V of this Exhibit B-1, together with other relevant information and written instructions relating thereto (said space plan and other information and instructions being herein called the "Tenant Space Plan") no later than fourteen (14) days after the Effective Date of this Amendment.

2.	Landlord Review. Landlord will review the Tenant Space Plan to confirm that the Second Amendment Tenant Improvements contemplated thereby (i) conforms with or exceeds the standards of the Project and the requirements listed in Article V of this Exhibit B-1, and (ii) will not impair the structural, mechanical, electrical or plumbing integrity of the Project. Landlord shall either approve or disapprove the Tenant Space Plan within fifteen (15) days after the date Landlord receives the Tenant Space Plan. If Landlord does not approve the Tenant Space Plan, Landlord will inform Tenant in writing of its objections and Tenant will revise the same and deliver a corrected version to Landlord for its approval within ten (10) days after the date Tenant receives Landlord's disapproval notice. The approval and revision process for the revised Tenant Space Plan shall be the same as described in the previous two sentences.

3.	Tenant Working Drawings. After the Tenant Space Plan has been approved by Landlord, Tenant shall cause working drawings (the "Tenant Working Drawings") of the applicable Second Amendment Tenant Improvements to be prepared and shall deliver the same to Landlord for its approval within ten (10) days after the date of Landlord's approval of the Tenant Space Plans. The Tenant Working Drawings shall consist of complete sets of plans and specifications, including detailed architectural, structural, mechanical, electrical and plumbing plans for the Second Amendment Tenant Improvements. The Tenant Working Drawings shall be substantially consistent with the Tenant Space Plan without any material changes. The Tenant Working Drawings shall be prepared at Tenant's expense by architects and engineers selected by Tenant and approved by Landlord. The approval process for the Tenant Working Drawings shall be identical to the approval process for the Tenant Space Plan described in paragraph 2 of this Article I.
B-1-1

Article II

Selection of a Contractor and

Construction of Second Amendment Tenant Improvements

1.	Construction Contract. Tenant shall promptly submit the approved Tenant Working Drawings to Landlord's contractor (the "Building Contractor"). Landlord agrees to assist Tenant in its negotiation with the Building Contractor, but in any event Tenant shall enter into a contract with the Building Contractor within five (5) days after the date Tenant receives a bid proposal from the Building Contractor. Tenant agrees to notify Landlord promptly thereafter.

2.	Construction Coordination. Landlord shall supervise and manage construction and completion of the Second Amendment Tenant Improvements by the Building Contractor in accordance with the Tenant Working Drawings; provided, however, Landlord shall not be required to install any portion of the Second Amendment Tenant Improvements which does not conform to any applicable regulations, laws, ordinances, codes or rules. Such conformity shall be the obligation of Tenant.

3.	Construction Management Fee; Payment of Landlord. Tenant shall be responsible for paying to Landlord a construction management fee equal to three percent (3%) of the cost of the Second Amendment Tenant Improvements. Tenant shall pay to Landlord all amounts payable by Tenant pursuant to this Exhibit B-1 within ten (10) days after billing by Landlord. Statements or invoices may be rendered by Landlord during the progress of the Second Amendment Tenant Improvements so as to enable Tenant to pay the Building Contractor, subject to the terms of Article III of this Exhibit B-1, without advancing Landlord's funds to pay the cost of the Second Amendment Tenant Improvements.

4.	Default. The failure by Tenant to comply with the provisions of Paragraph 3 of this Article II shall constitute a default by Tenant under the terms of Section 6.8 of the Lease and Landlord shall have the benefit of all remedies provided for in the Lease.

5.	Change Orders. Tenant may authorize changes in the applicable Second Amendment Tenant Improvements; provided that any changes must meet the criteria set forth in Article I of this Exhibit B-1. Tenant shall also be responsible for any delays or additional costs caused by such change orders.

B-1-2

6.	As-Built Plans and Certificate of Occupancy. Upon completion of the applicable Second Amendment Tenant Improvements, Tenant shall deliver to Landlord a copy of the as-built plans and specifications for the applicable Second Amendment Tenant Improvements in both electronic and hard copy format, and (if required pursuant to applicable laws, codes, rules and regulations) a permanent, unconditional certificate of occupancy issued by the City of Houston with respect to the applicable Second Amendment Tenant Improvements, within thirty (30) days of completing the same. Upon receipt, Landlord will transfer such plans to Landlord's master plans at a cost to be borne by Tenant.

Article III

Commencement Date

1.	Commencement Date. Substantial Completion of the applicable Expansion Space will be (1) accelerated by the number of days completion of the applicable Second Amendment Tenant Improvements was delayed due to Tenant Delay (defined below) and (2) delayed by the number of days completion of the applicable Second Amendment Tenant Improvements was delayed due to Landlord Delay (defined below).

2.	Substantial Completion. "Substantial Completion" shall mean the day on which the applicable Second Amendment Tenant Improvements have been completed in accordance with the Tenant Working Drawings so that Tenant may receive the beneficial use of the applicable Expansion Space (i.e., when Tenant may use the applicable Expansion Space for its intended purpose), subject to a punch list of non-material items that can be completed within thirty (30) days, all as determined by Landlord in its reasonable judgment.

3.	Tenant Delay. "Tenant Delay" means (i) delays caused by Tenant's failure to act or respond in a timely manner as required by Articles I and II of this Exhibit B-1, (ii) delays caused by Tenant's change orders, (iii) delays caused by Tenant using materials, labor, installation methods or an architectural design that Landlord has identified in writing to Tenant on or before the date Tenant entered into a contract with the Building Contractor as having a reasonable probability of delaying the completion of applicable Second Amendment Tenant Improvements due to limited supplies or suppliers, length of time to be fabricated or manufactured and delivered or installed, existing or impending labor problems or other foreseeable circumstances, and (iv) all other delays caused by Tenant that delay the Building Contractor's completion of the applicable Second Amendment Tenant Improvements.

4.	Landlord Delay. "Landlord Delay" means (i) delays caused by Landlord's failure to act or respond in a timely manner as required by Articles I and II of this Exhibit B-1 and (ii) the number of days by which the Delivery Date (defined below) exceeds the Expected Delivery Date (defined below) with respect to the applicable Expansion Space.

B-1-3

5.	Delivery Date. As used herein, (i) the "Delivery Date" shall mean the day on which the applicable Expansion Space is delivered to Tenant in condition required by Paragraph 5 of this Amendment and (ii) the "Expected Delivery Date" shall mean (a) the Effective Date with respect to the Level 31 Expansion Space and (b) July 1, 2011 with respect to the Level 29 Expansion Space.

Article IV

Monetary Matters

1.	Landlord's Contribution. Tenant shall be responsible for all costs and expenses incurred in connection with the Second Amendment Tenant Improvements, including those costs and expenses associated with the preparation of architectural and engineering plans. However, Landlord shall pay an amount equal to Thirty and No/100 Dollars ($30.00) per square foot of Net Rentable Area contained in the Expansion Premises only ("Landlord's Contribution") for the costs of the Second Amendment Tenant Improvements (including, without limitation, the costs incurred in connection with alterations, physical additions, or improvements in or to the Expansion Premises and the Existing Premises), including relocation costs, architectural fees, permitting costs, telephone and data cabling and/or construction management fees, in accordance with the provisions of this Article IV; provided that, Tenant shall not have the right to use Landlord's Contribution for furniture, fixtures or equipment. In addition to the Landlord's Contribution, Landlord shall pay an amount equal to Ten Cents ($0.10) per square foot of Net Rentable Area contained in the Expansion Premises only ("Landlord's Additional Contribution") for the reimbursement of costs associated with test fitting the Expansion Premises. In no event shall the Net Rentable Area of the Existing Premises be included in the total Net Rentable Area used for purposes of calculating Landlord's Contribution and Landlord's Additional Contribution.

2.	Payment of Building Contractor. Landlord shall pay to the Building Contractor the Landlord's Contribution as it becomes due. Once the Landlord's Contribution has been paid in full by Landlord, Tenant shall pay all remaining costs and expenses incurred in connection with the applicable Second Amendment Tenant Improvements.

3.	Unpaid Amounts. If any portion of Landlord's Contribution remains unpaid after the Second Amendment Tenant Improvements are completed, such unpaid amount not to exceed $5.00 per square foot of Net Rentable Area of the Expansion Premises may be applied by Tenant's next occurring obligation to pay Base Rental, Tenant's Basic Cost and Tenant's Basic Cost Adjustment. Notwithstanding the foregoing, in no event shall Landlord be obligated to (i) apply any unpaid amount of the Landlord's Contribution in excess of $5.00 per square foot of Net Rentable Area of the Expansion Premises of the Landlord's Contribution or (b) honor a request from Tenant for the application of any amounts of the Landlord's Contribution received more than one (1) year after the later to occur of the Level 29 Expansion Date and the Level 31 Expansion Date.

B-1-4

Article IV

Minimum Information Required of Tenant Space Plan

Tenant shall provide to Landlord a Tenant Space Plan that contains architectural, mechanical, electrical and plumbing plans prepared and stamped by a licensed architect or engineer, as the case may be, indicating:

1.	Location and type of all partitions.
2.	Location and types of all doors indicating hardware and providing a keying schedule.
3.	Location and type of glass partitions, windows, doors, and framing.
4.	Location of telephone equipment room accompanied by a signed approval of the telephone company.
5.	Critical dimensions necessary for construction.
6.	Location, circuit number and specifications of all electrical devices, outlets, switches, telephone outlets, etc.
7.	Location and type of all lighting and access control systems.
8.	Location and type of equipment that will require special electrical requirements. Provide manufacturers' specifications for use and operation.
9.	An electrical load analysis for all electrical services.
10.	Location, weight per square foot and description of any exceptionally heavy equipment or filing system exceeding 50 psf live load.
11.	Location, type and specifications of the HVAC distribution systems and controls.
12.	Requirements for special air conditioning or ventilation, including equipment placement, specifications and calculations provided by a professional engineer to confirm existing building conditions will not be adversely affected by the addition of any proposed equipment.
13.	Type and color of floor covering.
14.	Location, type and color of wall covering.
15.	Location, type and color of paint and/or finishes.
16.	Location and type of plumbing, including special sprinklering requirements.
17.	Location and type of kitchen equipment.

B-1-5

Details Showing:

1.	All millwork with verified dimensions and dimensions of all equipment to be built-in.
2.	Corridor entrances.
3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the Tenant Space Plan, the Building architect will design, at Tenant's expense, all support or bracing required.

[End of Page]

B-1-6